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                                                                       EXHIBIT 3
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FOR IMMEDIATE RELEASE

Contact:
   Bruce Broussard                       Alvis R. Swinney
   832-601-6103                          832-601-6174
   bruce.broussard@usoncology.com        alvis.swinney@usoncology.com
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US Oncology to Present at Raymond James & Associates Healthcare Conference
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Company to Broadcast Presentation Over the Internet

HOUSTON, September 27, 2001 - US Oncology, Inc. (Nasdaq: USON), will participate in the Raymond James & Associates Healthcare Conference held October 1 and 2, 2001 in Nashville, Tenn. Dale Ross, chief executive officer and Bruce Broussard, chief financial officer, will discuss US Oncology's recent business developments and market opportunities.

In conjunction with this appearance, US Oncology will make its live conference presentation on the Internet at 8:40AM CDT, Tuesday, October 2, 2001. Those interested should register at the following web address: http://customer.nvglb.com/raymondjames/health/.
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Participants should go to this site at least 15 minutes before this event to register and download and install any necessary software, Microsoft Windows Media Player or RealPlayer. For those unable to view the webcast, a replay will be available for 90 days by accessing the address above. There is no charge to access the event.

US Oncology is the world's largest health care network dedicated exclusively to cancer treatment and research. Together, US Oncology affiliated practices and cancer centers provide comprehensive outpatient care for approximately 15 percent of the nation's newly diagnosed cancer patients - serving more cancer patients than any other single organization. US Oncology's network includes more than 8,900 dedicated physicians, clinicians, nurses and administrators in nearly 500 sites of service, including 75 community-based integrated cancer centers in 27 states.

This press release contains forward-looking statements, including statements that include the words "believes," "expects," "anticipates," "intends," "projects," or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this press release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Matters that could further impact future results and financial condition include conversion of net revenue model agreements to earnings model agreements, reimbursement for healthcare services, particularly reimbursement for chemotherapy agents, government regulation and enforcement, increases in the cost of providing cancer treatment services and the operations of the Company's affiliated physician groups. Please refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for 2000 for factors that could cause actual results to differ materially from the Company's expectations.

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